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FORM OF
October 1, 2003

Commonfund Institutional Funds
15 Old Danbury Road
P.O. Box 812
Wilton, CT 06897

RE:  WAIVER OF FEES AND REIMBURSEMENT OF EXPENSES

Ladies and Gentlemen:

This letter shall constitute an agreement between Commonfund Asset Management Company, Inc. (the "Investment Manager") and Commonfund Institutional Funds (the "Company"), replacing the letter agreements between the parties dated January 3, 2000 and December 11, 2000. The Investment Manager, which acts as investment adviser to the following investment portfolios of the Company, agrees to waive its investment advisory fees and to reimburse expenses of the CIF Short Duration Fund, CIF Core Plus Bond Fund, CIF Core Equity Fund, CIF Small Cap Fund and CIF International Equity Fund (each a "Fund" and, collectively, the "Funds") as necessary to keep total operating expenses of the Funds from exceeding following annual rates:

o   0.25% of net assets of the CIF Short Duration Fund;
o   0.45% of net assets of the CIF Core Plus Bond Fund;
o   0.55% of net assets of the CIF Core Equity Fund;
o   1.00% of net assets of the CIF Small Cap Fund; and
o   0.80% of net assets of the CIF International Equity Fund.

The Investment Manager further agrees to waive its investment advisory fees and to reimburse expenses as necessary to keep non-investment advisory expenses of the CIF Inflation-Indexed Bond Fund from exceeding 0.10% of net assets per year.

This agreement shall remain in effect, with respect to a Fund, as long as the Investment Manager serves as investment adviser to such Fund. These fee waivers may be amended or terminated only with the consent of the Board of Directors of the Company.

Please execute a copy of this letter in the place provided below as evidence of your written consent to the terms of this agreement:

Commonfund Asset Management Company, Inc.

By:      ________________________________

Attested By:   ___________________________


ACCEPTED AND AGREED:


Commonfund Institutional Funds

By:      ________________________________

Attested By:   ___________________________